EXHIBIT 99.3

Denny Post Appointed Chief Executive Officer

Kalen Holmes and Steve Lumpkin Named to Board of Directors

Greenwood Village, Colo. – August 8, 2016 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that Denny Marie Post has been appointed as Chief Executive Officer and to the board of directors, effective August 8, 2016.  Ms. Post, who currently serves as President, will succeed Steve Carley, who is retiring from the role he has held since September 2010. The Company also announced the appointment of Kalen F. Holmes and Steven K. Lumpkin to the Board of Directors.

"The board is pleased that Denny will be assuming this new role and joining the board.  Denny has proven to be an innovative and transformative leader and we believe she is the right person to lead Red Robin and position the brand for long-term growth," said Pattye Moore, Board Chair.

“I am honored to have this opportunity and greatly appreciate the thoughtful way Steve and the board planned the succession,” said Denny Post.  “As a team, we have a tremendous legacy to build on - a strong and inspiring culture, talented leadership from our restaurants to our home office, and a collective commitment to deliver a superior guest experience.  As much as we have accomplished so far, we have many more ‘best years’ to come.”

Ms. Post joined the Company as Senior Vice President and Chief Marketing Officer in August 2011, was promoted to Executive Vice President and Chief Concept Officer in March 2015, and promoted to President in February 2016. Before joining Red Robin, she held many positions in the consumer industry including senior vice president, chief marketing officer of T-Mobile USA; senior vice president, Global Beverage, Food, and Quality at Starbucks Corporation; and as senior vice president, and chief concept officer of Burger King Corporation.

“I would also like to welcome Kalen Holmes and Steve Lumpkin to the Red Robin board," continued Moore. “Their strategic, leadership, and financial expertise will be a valuable asset to the Company.”

Ms. Holmes most recently served as an Executive Vice President of Partner Resources (Human Resources) at Starbucks Corporation from November 2009 until her retirement in February 2013. Prior to joining Starbucks, Ms. Holmes held a variety of leadership roles with HR responsibility for Microsoft Corporation from September 2003 through November 2009.  Ms. Holmes holds a Bachelor of Arts in Psychology from the University of Texas and a Master of Arts and a Ph.D. in Industrial/Organization Psychology from the University of Houston. She is currently on the Board of Zumiez.

Mr. Lumpkin most recently served as Executive Vice President, Chief Financial Officer and a director of Applebee’s International, Inc., where he served in various executive positions from 1995 until his retirement in 2007. Prior to joining Applebee’s, he was Executive Vice President and director at Kimberly Quality Care Inc.  Mr. Lumpkin is a CPA, with a bachelor in Accounting from the University of Missouri – Columbia.

"On behalf of the board, I would also like to thank Steve Carley for his tremendous contributions and leadership over the past six years and wish him well in his retirement," concluded Moore.

During his tenure as chief executive, Mr. Carley led the growth of Red Robin to more than 540 restaurants in North America, strengthened the Company’s financial performance and transformed the brand to increase Guest engagement and loyalty.  He assembled a talented leadership team from within and outside the restaurant industry and worked closely with the board on implementing his own succession plan with the appointment of Denny Post to CEO. He will continue to serve as an advisor to Red Robin through 2016.

“I’m grateful for my time at Red Robin and after working in the restaurant industry for more than 30 years I am looking forward to relaxing and enjoying my family. It’s been a real pleasure working with the many team members and I’m proud of what we’ve achieved together,” said Steve Carley.  “Denny has a true passion for Red Robin.  She has proven herself as a leader and she’s well-suited to guide the Company’s next phase of growth.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant.  There are more than 540 Red Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

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